Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Research Frontiers, Inc.
Woodbury, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 13, 2012, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting, and schedule of Research Frontiers, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, LLP
Melville, New York

November 6, 2012